UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

TRINITY PLACE HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-8546	22-2465228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Fifth Avenue New York, New York (Address of Principal Executive Offices)	10022 (Zip Code)

Registrant’s telephone number, including area code: (212) 235-2190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 31, 2014, Trinity Place Holdings Inc. (the “Company”) filed a motion (the “Motion”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) [Case No. 11-13511 (KJC)] seeking the following from the Bankruptcy Court:

•	authority to enter into a $40 million loan facility to be provided by Sterling National Bank and Israeli Discount Bank and secured by the Company’s properties located at 42 Trinity Place and 67 Greenwich Street in lower Manhattan (the “Trinity Property”);

•	authority to develop, sell or otherwise transfer the Syms Owned Real Estate in whole or in part (as such term is defined in the Plan), including the Trinity Property, pursuant to the Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries (the “Plan”) and Findings of Fact, Conclusions of Law and Order Confirming the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and Its Subsidiaries (the “Confirmation Order”);

•	authority to amend the certificate of incorporation of the Company to preserve the Company’s net operating losses (the “NOLs”) by virtue of certain restrictions on transfers of stock and stock ownership that may otherwise result in limitations on the NOLs;

•	confirmation that no mortgage recording, transfer, or similar taxes that may otherwise be incurred due to the transfer of any interest in Syms Owned Real Estate shall be due pursuant to section 1146 of chapter 11 of the United States Code and the Confirmation Order.

The foregoing description of the Motion and the actions and documents contemplated to be authorized thereby, including the loan documents and the amendment to the Company’s certificate of incorporation, is qualified in its entirety by reference thereto, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release, dated December 31, 2014, announcing the filing of the Motion is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Motion for an Order (i) Authorizing the Reorganized Debtors to Enter into Secured Debt Financing and Effectuate the Transactions Contemplated Therein; (ii) Authorizing the Reorganized Debtors to Sell Syms Owned Real Estate; and (iii) Granting Related Relief.

99.1	Press release, dated December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Place Holdings Inc.

By:	/s/ Richard G. Pyontek
Name: Richard G. Pyontek
Title: Chief Financial Officer

Dated: December 31, 2014